Exhibit 10.1

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

TECHNOLOGY LICENSE AGREEMENT

This TECHNOLOGY LICENSE AGREEMENT (this “Agreement”), effective as of August 28, 2020 (the “Effective Date”), is made by and between Omeros Corporation, a Delaware corporation (“Omeros”), having a principal place of business at 201 Elliott Avenue West, Seattle, WA 98119, and Xencor, Inc., a Delaware corporation (“Xencor”), having a principal place of business at 111 West Lemon Avenue, Monrovia, California 91016. Omeros and Xencor may each be referred to herein, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

WHEREAS, Xencor has developed expertise in engineering Antibodies;

WHEREAS, Xencor has developed and controls Patents and Know-How directed to its half-life extension-related technology, which are point mutations to the constant region of an antibody that can be introduced to extend the half-life in vivo of an Antibody;

WHEREAS, Omeros and its Affiliates possess expertise in discovering, developing, manufacturing, marketing, and selling pharmaceutical products worldwide, including with respect to discovering, developing, and manufacturing Antibodies;

WHEREAS, Omeros intends to develop and commercialize Antibodies that bind to [****]; and

WHEREAS, Omeros desires to obtain from Xencor, and Xencor desires to grant to Omeros an exclusive option and license to incorporate Xencor’s Fc Region-related Xtend technologies into Licensed Products, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated in this Article 1 below or elsewhere in this Agreement:

1.1“Affiliate” means with respect to a Person, any other Person thatcontrols, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by applicable law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.2“Antibody” means a protein comprising an Fc Region and at least one Fv Region. For clarity, except as specifically set forth in this Agreement with respect to each Derivative Fc Antibody of a Selected Fc Antibody, an Antibody that differs in amino acid sequence will be treated as a separate Antibody.

1.3“Available” means, with respect to a Fc Antibody at any point in time, that Xencor has not granted a license to a Third Party which prevents Xencor from granting Omeros an Option for such Fc Antibody and, if exercised, a Commercial License with respect to such Fc Antibody.

1.4“BLA” means (a) a Biologics License Application as defined in the Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, (b) a Marketing Authorization Application (“MAA”) in the EU, or (c) any equivalent or comparable application, registration or certification in any other country or region.

1.5“Business Day” means a day other than a Saturday, Sunday or a bank holiday in California in the United States.

1.6“Clinical Trial” means a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or other study (including a non-interventional study) of a pharmaceutical product in humans to obtain information regarding such product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of the product.

1.7“Combination Product” means a Licensed Product that contains one (1) or more Selected Fc Antibodies and one (1) or more other active ingredients that are not Selected Fc Antibodies (each, an “Other Component”) sold for a single price. For clarity, Other Components are not licensed under this Agreement.

1.8“Commercially Reasonable Efforts” means with respect to the efforts to be expended by Omeros, that level of efforts and resources, at the relevant point in time, that are of a substantially similar level of effort and resources expended for the development and commercialization of products that pharmaceutical companies of size and resources comparable to those of Omeros commonly exercise for a product of similar commercial potential at a similar stage in its lifecycle as a Licensed Product, taking into consideration all relevant factors at the time such efforts are expended (other than the fact that certain amounts may be paid to Xencor under this Agreement).

1.9“Control” means, with respect to any Patents, Know-How or other intellectual property right, the possession, legal authority or right (whether by ownership, license or sublicense) by a Party to assign or grant to the other Party the licenses, sublicenses or rights to access and use or disclose such Patents or Know-How as provided for in this Agreement, without paying any consideration to any Third Party (now or in the future) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense or rights of access and use.

1.10“Cover”, “Covering”, “Covered” or “Coverage” with respect to an Antibody, Licensed Product, or other technology: (a) and a Patent means that, but for a license granted to a Person under a claim included in such Patent, the research, development, manufacture, use, or commercialization of such Antibody, Licensed Product, or other technology in the Field by such Person would infringe, or contribute to or induce the infringement of, such claim, or with respect to a Patent application, as if such claim was contained in an issued Patent; or (b) and any Know-How, means that such Know-How was used by Omeros or its Affiliates or its Sublicensees to research, develop, manufacture, use, or commercialize such Antibody, Licensed Product or technology.

1.11“Derivative Fc Antibody” of an Fc Antibody means another Fc Antibody that: (a) binds to the same epitope of the same Target as such initial Fc Antibody and does not specifically bind to any other target; (b) contains Fv Regions that are at least [***] percent ([***]%) identical to the Fv Regions of the initial Fc Antibody; and (c) except for variation permitted by clause (b) is otherwise identical to the initial Fc Antibody.

1.12“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

1.13“EU Regulatory Approval” means Regulatory Approval of a Licensed Product by the EMA.

1.14“Executive Officer” means, for Xencor, its Chief Executive Officer, and for Omeros, its Chief Executive Officer; provided that any of the foregoing individuals may designate the Chief Financial Officer of his/her Party as his/her designee for financial related matters. In the event that the position of any of the Executive Officers no longer exists due to a corporate reorganization, corporate restructuring or the like, the applicable Executive Officer will be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.15“Fc Antibody” means an Antibody that: (a) contains an Fc Component; (b) does not specifically bind any target other than one (and only one) Target; and (c) is Controlled by Omeros (other than with respect to its Fc Component).

1.16“Fc Component” means an Fc Region that (a) either of the following identified amino acid substitutions in such Fc Region: (i) [***], or (ii) [***] (which point mutations represent Xencor’s half-life extension (Xtend) technology); and (b) does not contain any other amino acid substitutions in the Fc Region or other technology that are Covered by any Patent Controlled by

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Xencor or its Affiliates (whether such Coverage applies to the Fc Region or amino acid substitutions or in combination with any of the foregoing listed amino acid substitutions).

1.17“Fc Region” means the fragment crystallizable region of an Antibody, e.g., IgG1 from residue 231 (or the analogous residue in any other IgG heavy chain) to the carboxy terminus thereof, optionally including the hinge region from residue 216 to 230, where the sequence numbering is defined using the EU numbering system (Edelman, GM, et al., Proceedings of the National Academy of Sciences USA, vol. 63, p. 78, 1969) as applied in the Kabat antibody sequence database, and any variant, fragment or portion thereof, including naturally occurring fragments, naturally occurring variants of such fragments and non-naturally occurring variants of such fragments.

1.18“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.19“Field” means the treatment, diagnosis or prevention of all human diseases or disorders.

1.20“First Commercial Sale” means, with respect to a Licensed Product in a country, the first sale to a Third Party of such Licensed Product in a such country following the receipt of Regulatory Approval for such Licensed Product in such country.

1.21“Fv Region” means an antigen binding domain of an antibody containing a variable heavy region and a variable light region. For clarity, Fv Regions can be scFv domains or be contained within Fab domains, each on a different polypeptide sequence.

1.22“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.

1.23“Know-How” means Confidential Information as defined in ARTICLE 7 and includes, but is not limited to, commercial, technical, scientific and other know-how and information, amino acid and nucleic acid sequences, biochemical, cellular and animal assays, animal models, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including regulatory data, study designs and protocols), in all cases, whether or not in written, electronic or any other form now known or hereafter developed.

1.24“IND” means an investigational new drug application, Clinical Trial application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirement of such Regulatory Authority, and any amendments thereto.

1.25“Initiation” means, with respect to a Clinical Trial of a Licensed Product, the first dosing of such Licensed Product in a human subject pursuant to the protocol for such Clinical Trial.

1.26“Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, injunctions, ordinances or other pronouncements having the binding effect of law of any Governmental Authority.

1.27“Licensed Product” means an Omeros Product that: (a) contains a Selected Fc Antibody (or any Derivative Fc Antibody thereof) and (b) does not contain any Antibodies, compounds, or products of Xencor or any of its Affiliates other than the Selected Fc Antibody(ies) (or any Derivative Fc Antibody(ies) thereof). For clarity, “Licensed Product” includes all formulations, dosages, dosage forms and delivery systems of such Omeros Product.

1.28“Major European Markets” means France, Germany, Italy, Spain, and the United Kingdom.

1.29“MedImmune” means MedImmune, LLC.

1.30“MedImmune Agreement” means that certain Cross-License Agreement, by and between MedImmune and Xencor, dated December 19, 2012, as amended from time-to-time.

1.31“MedImmune Patents” means the Patents encompassed by the term “MedImmune Patents” as defined in the MedImmune Agreement and listed in Exhibit A. Upon receipt of Omeros’s prior written consent, Xencor may update Exhibit A from time to time.

1.32“Net Sales” means gross monetary amounts invoiced by Omeros, its Affiliates or Sublicensees for the sale of Licensed Products to its un-Affiliated customers, distributors and distribution partners, less, Permitted Deductions to the extent reasonable and customary and actually paid or accrued by Omeros, its Sublicensees or their respective Affiliates (as applicable) and pertaining to such sale.

If a Licensed Product is sold as a Combination Product, Net Sales of the Combination Product will be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/(A+B), where A is the average per unit price in the applicable country of Licensed Product containing the Selected Fc Antibody only (without any Other Component), and B is the sum of the average per unit price in the applicable country of all Other Components in the Combination Product, as applicable, in each case sold separately during the applicable calendar quarter. If A or B cannot be determined because average selling prices for such Licensed Product containing the Selected Fc Antibody only or the Other Component(s) are not available separately in a particular country, then, after discussion between the Parties on the matter (including, upon Xencor’s request, between the Executive Officers of both Parties), Omeros may determine the apportionment of Net Sales for the relevant transactions in good faith based on an equitable method to reasonably reflect the fair value of the contribution of the Licensed Product containing the Selected Fc Antibody only to the total market value of such Combination Product. Omeros shall provide Xencor with a detailed analysis of such apportionment method. If Xencor does not agree with Omeros’ apportionment, then the Parties agree that Xencor may submit the matter to a “baseball” arbitration proceeding where each Party shall mutually agree upon the selected arbitrator and present to the arbitrator the apportionment such party believes to be correct and the arbitrator shall choose the presented apportionment it deems most accurate. Such arbitration shall be conducted in Los Angeles County by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect. The finding of such arbitrator shall be binding on the Parties.

1.33“Option Effective Date” for an Option means the date that Omeros exercises such Option pursuant to Section 3.2.2

1.34“Omeros Product” means a product that Omeros or any of its Affiliates owns or otherwise Controls.

1.35“Option Period” means, with respect to a Selected Fc Antibody, the period of time commencing on the Effective Date and continuing until the earliest to occur of: (a) the fifth (5th) anniversary of the Effective Date; (b) termination of this Agreement; (c) the first filing of an IND with respect to a product which contains such Selected Fc Antibody; and (d) the second (2nd) anniversary of Selection Notice for such Selected Fc Antibody.

1.36“Patent” shall mean (a) patents or patent applications, including any continuations, continuations-in-part, divisions, provisional, converted provisional, continued prosecution or substitute applications, (b) any patent issued with respect to any of the foregoing patent applications, including utility models, petty patents, innovation patents and design patents and certificates of invention, (c) any reissue, reexamination, renewal, restoration or extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications, and (d) all foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.

1.37“Permitted Deductions” means the following to the extent consistently maintained and applied in accordance with U.S. generally accepted accounting principles: (a) credits, allowances (including for bad debt), discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Licensed Products; (b) freight and insurance costs incurred by Omeros, its Sublicensees or their respective Affiliates (as applicable) in transporting Licensed Products in final form to such customers; (c) cash, quantity and trade discounts, rebates, patient assistance and similar programs and other price reductions for Licensed Products given to such customers by Omeros, its sublicensees or their respective Affiliates (as applicable) under price reduction programs that are generally consistent with price reduction programs given for similar products or services; (d) sales, use, value-added and other direct taxes incurred on the sale of Licensed Products in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing Licensed Products in final form to such customers.

1.38“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.

1.39“Phase 1 Trial” means a clinical trial of an investigational product in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.40“Phase 2 Trial” means a clinical trial of an investigational product in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. 312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Trial (e.g., a phase 1/2 trial). The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.41“Phase 3 Trial” means a clinical trial of an investigational product in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.42“Regulatory Approval” means all approvals or establishment licenses, registrations or authorizations (including marketing authorizations) of any Regulatory Authority that are necessary for the lawful marketing, sale and commercialization of a pharmaceutical product in any country or region.

1.43“Regulatory Authority” means, any Governmental Authority involved in granting approvals for the development, manufacturing and commercialization of Licensed Products, including the FDA, the EMA, the Japanese Ministry of Health, Labour and Welfare and the Pharmaceuticals and Medical Devices Agency in Japan.

1.44“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period beginning on the date of First Commercial Sale of such Licensed Product in such a country and ending on the later of: (a) expiration of the last-to-expire Valid Claim Covering such Licensed Product in such country; and (b) five (5) years from such date of First Commercial Sale.

1.45“Securities Regulators” means U.S. Securities and Exchange Commission or any similar national securities exchange of another country.

1.46“Selected Fc Antibody” has the meaning given in Section 2.1.

1.47“Selected Fc Antibody 1” means the Fc Antibody described on Exhibit B.

1.48“Sublicensee” means any Third Party to whom Omeros or its Affiliates has licensed or sublicensed any of the Xencor Technology.

1.49“Sublicense Revenue” means all milestone payments or other consideration received by Omeros or its Affiliates from Sublicensees for sublicense(s) under the Xencor Technology for the manufacture, sale, use or distribution of Licensed Products, but excluding: (a) any fees or payments from such third parties to Omeros to support research and development efforts conducted after the Effective Date to the extent specific to Licensed Products; (b) to purchase equity or debt in Omeros at or below fair market value; (c) amounts paid as running royalties on Net Sales; and (d) consideration to the extent reasonably and fairly attributable to the value of other intellectual property not included in the sublicensed Xencor Technology.

1.50 “Target” means one of: [****].

1.51“Third Party” means any Person other than Xencor, Omeros or any of their respective Affiliates.

1.52“Total Royalty Bearing Net Sales” of a Licensed Product in a Calendar Year, means the aggregate Net Sales for such Licensed Product in such Calendar Year for which a royalty is actually paid pursuant to Section 5.5, after giving effect to adjustments pursuant to Section 5.6. For clarity, Net Sales of a Licensed Product in a country after expiration of the Royalty Term in such country are not included in Total Royalty Bearing Net Sales.

1.53“U.S.” means the United States of America, including its territories and possessions.

1.54“Valid Claim” means a claim of a Xencor Patent that (a) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which no appeal can be further taken, or (b) has not expired, been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer. In order to be a Valid Claim, any claim being prosecuted in a pending patent application must be prosecuted in good faith and not be pending after the date seven years from the filing date of the first utility patent application (or equivalent concept in any such country) in the patent application family in the country in question, in which case it will cease to be considered a Valid Claim until the patent issues and recites said claim (from and after which time the same would be deemed a Valid Claim).

1.55“Xencor Know-How” means all Know-How Controlled by Xencor or its Affiliates during the Term that Cover any Fc Component to the extent expressly requested by Omeros in writing to Xencor and provided to Omeros by Xencor or its Affiliates that is necessary or useful to develop, make, have made, use, sell, have sold, offer for sale or import any Licensed Product in the Field but excluding any Patents Controlled by Xencor.

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

1.56 “Xencor Patents” means: (a) those Patents listed on Exhibit A hereto; and (b) any Patents Controlled by Xencor or its Affiliates during the Term that Cover any Fc Component in the Field and are listed on Exhibit A, as updated from time to time pursuant to the next sentence. Xencor shall update Exhibit A from time to time, no less frequently than annually, to the extent necessary to reflect those Patents described in clause (b).

1.57“Xencor Technology” means the Xencor Patents and Xencor Know-How.

ARTICLE 2

SELECTION OF FC ANTIBODIES

2.1Selection of Fc Antibodies. From time to time, Omeros may notify Xencor of an Fc Antibody that Omeros wishes to select for purposes of obtaining an exclusive Option pursuant to Section 3.2.1 (each such notice, a “Selection Notice”). Each Selection Notice will set forth the Target to which the Fc Antibody specifically binds and the sequence of the applicable Fc Component. Within ten (10) Business Days after receiving a Selection Notice, Xencor shall notify Omeros either: (a) confirming that the applicable Fc Antibody is Available (each, a “Confirmation Notice”); or (b) advising Omeros that such Fc Antibody is not Available (each, an “Unavailable Notice”). Xencor shall be deemed to have delivered a Confirmation Notice with respect to the applicable Fc Antibody if Xencor provides neither Confirmation Notice nor Unavailable Notice to Omeros within such ten (10)-Business Day period. Upon Xencor’s delivery or deemed delivery of a Confirmation Notice, the Fc Antibody identified in the applicable Selection Notice shall be deemed a “Selected Fc Antibody” and Omeros shall be deemed to have been granted an Option to obtain a Commercial License with respect to such Selected Fc Antibody.

2.2Notwithstanding the foregoing in Section 2.1, a Selection Notice (and Confirmation Notice) with respect to Selected Fc Antibody 1 shall be deemed delivered as of the Effective Date and Selected Fc Antibody 1 shall be deemed a Selected Fc Antibody as of the Effective Date.

2.3Reports. During the Option Period for each Selected Fc Antibody, Omeros shall provide Xencor with an annual written summary of the results and progress of any research and development of Selected Fc Antibodies (including Derivative Fc Antibody(ies) thereof) and all significant data and results in respect of Licensed Products. Omeros shall provide such summary within thirty (30) days after each anniversary of the date it provided Selection Notice of such Selected Fc Antibody.

ARTICLE 3

LICENSE AND OPTION

3.1Research License Grant to Omeros. Subject to the terms and conditions of this Agreement, Xencor hereby grants to Omeros a non-exclusive license, with a right to sublicense to Affiliates and subcontractors only (and only on Omeros’ or its Affiliates’ behalf), under the Xencor Technology, to make and use Fc Components for incorporating Fc Components into, and evaluating, Fc Antibodies. Omeros acknowledges that the license granted in this Section 3.1 shall not include any right or license to use the Xencor Technology for any purpose other than making and using Fc Components to incorporate such Fc Components into, and to evaluate, Fc Antibodies for Omeros’ and its Affiliates’ evaluation purposes.

3.2Commercial License Option.

3.2.1Grant of Option. On a Selected Fc Antibody-by-Selected Fc Antibody basis, subject to the terms and conditions of this Agreement, Xencor hereby grants to Omeros an exclusive option to obtain a Commercial License with respect to each Selected Fc Antibody ( including Derivative Fc Antibody(ies) thereof) on the terms set forth in Section 3.3 (each, an “Option”).

3.2.2Exercise of an Option. Subject to the terms and conditions of this Agreement, Omeros may exercise an Option with respect to each Selected Fc Antibody at any time during the applicable Option Period for such Selected Fc Antibody by:

(a)	sending written notice of such exercise (“Exercise Notice”) to Xencor, which exercise notice identifies the Selected Fc Antibody for which Omeros is exercising the Option, and
(b)	paying the Option Fee to Xencor.

The exercise of an Option and the corresponding provisions of this Agreement that are triggered by the exercise of such Option shall become effective only upon payment in full of the Option Fee with respect to such Option.

3.2.3Effect of Expiration or Termination of Option Period. On a Selected Fc Antibody-by-Selected Fc Antibody basis, the Option for each Selected Fc Antibody shall terminate and be of no further force or effect if Omeros does not deliver an Exercise Notice and pay the corresponding Option Fee during the Option Period corresponding to such Selected Fc Antibody.

3.2.4Option for Selected Fc Antibody 1. Notwithstanding the foregoing in this Section 3.2: (a) the Effective Date shall be deemed the Option Effective Date for Selected Fc Antibody 1 (b) Omeros shall have no obligation to deliver an Exercise Notice to Xencor with respect to Selected Fc Antibody 1; and (c) no Option Fee shall be payable by Omeros with respect to Selected Fc Antibody 1.

3.3Commercial License. On a Selected Fc Antibody-by-Selected Fc Antibody basis (for up to a maximum of [****] Selected Fc Antibodies), subject to the terms and conditions of this Agreement, Xencor hereby grants to Omeros, from and after the applicable Option Effective Date for each Selected Fc Antibody (including Derivative Fc Antibody(ies) thereof), an exclusive (except with respect to the MedImmune Patents), worldwide, non-transferable (except pursuant to Section 12.6), sublicensable (in accordance with Section 3.4), royalty-bearing license, under the Xencor Technology, to research, make, have made, develop, use, sell, offer for sale and import Licensed Products containing such Selected Fc Antibody (or any Derivative Fc Antibody thereof)

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

in the Field (each a “Commercial License”). For clarity, each Commercial License is non-exclusive to the extent granted under the MedImmune Patents. For clarity, the exclusivity granted in each Commercial License is only with respect to the specific Selected Fc Antibody (including Derivative Fc Antibody(ies) thereof) to which such Commercial License granted by Xencor applies and nothing in this Agreement shall be deemed to prohibit or exclude Xencor from researching, developing, manufacturing or commercializing any Antibody or product that binds to any Target (or licensing any Third Party to perform any of the foregoing) except with respect to products containing or comprising any Selected Fc Antibody (or any Derivative Fc Antibody thereof) licensed pursuant to a Commercial License that Xencor grants pursuant to this Section 3.3.

3.4Sublicense Rights. Omeros may grant sublicenses under and within the scope of each Commercial License granted pursuant to Section 3.3. Each sublicense granted by Omeros shall be consistent with (and subordinate to) all the applicable terms and conditions of this Agreement, and Omeros shall remain responsible to Xencor for all payments and royalties due under this Agreement as a result of the activities of any such Affiliate or Third Party under any such sublicense as if such events or sales were achieved or made by Omeros under this Agreement. Within thirty (30) days following execution of each sublicense agreement, Omeros shall provide Xencor with written notice of such sublicense and shall certify in such notice that the sublicense was granted in accordance with this Section 3.4. In the event of any termination of this Agreement by Xencor pursuant to the terms hereof, all sublicenses granted by Omeros to Sublicensees pursuant to this Section 3.4 shall automatically become a direct license and obligation between Xencor and such Sublicensee with respect to the subject matter hereof with all rights of Omeros thereunder automatically becoming rights of Xencor (including all rights to receive payment) unless the Sublicensee is in material default under such sublicense at the time of termination of this Agreement; provided, that in no event shall Xencor have any obligations under such sublicense beyond the obligations of Xencor set forth in this Agreement unless otherwise agreed in writing by Xencor. Notwithstanding any sublicense, Omeros will remain primarily liable to Xencor for the performance of all of Omeros’s obligations under, and Omeros’s compliance with all provisions of, this Agreement. Omeros hereby waives any requirement that Xencor exhaust any right, power or remedy, or proceed against such Sublicensee, for any obligation or performance hereunder prior to proceeding directly against Omeros.

3.5No Implied Licenses. Each Party acknowledges that the rights and licenses granted under this Article 3 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, license, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Patents, Know-How and other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. Without limiting the foregoing, Xencor reserves all rights to practice and use, and grant to Third Parties the right to practice and use, the Xencor Technology to incorporate Fc Components into molecules other than Licensed Products.

3.6Scope of Omeros’ Rights to Selected Fc Antibody and Commercial Licenses. Notwithstanding any other provision of this Agreement: (a) there shall be no more than: (i)

[****]Selected Fc Antibodies at any given point in time (whether such Fc Antibodies are under an Option or a Commercial License); and (ii) [***]) Commercial Licenses at any given point in time; and (b) in no event shall Xencor be deemed to provide Confirmation Notice for more than [***] Selected Fc Antibodies (including Selected Fc Antibody 1) (whether delivered or deemed delivered).

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1Diligence. Subject to the terms and conditions of this Agreement, on a Selected Fc Antibody-by-Selected Fc Antibody basis, from and after the Option Effective Date for such Selected Fc Antibody, Omeros shall, at its expense, use Commercially Reasonable Efforts, itself or with or through its Affiliates, or Sublicensees, to develop for the purposes of seeking Regulatory Approval and, following such Regulatory Approval, commercialize at least one (1) Licensed Product for such Selected Fc Antibody in the Field in: (a) the United States; and (b) three (3) of the five (5) Major European Markets.

4.2Disclosure Regarding Omeros Efforts. From and after the Option Effective Date with respect to a Selected Fc Antibody, Omeros shall provide annual written reports to Xencor summarizing the status of the development efforts of Omeros and its Affiliates and Sublicensees with respect to Licensed Product(s) which contain the applicable Selected Fc Antibody. Xencor’s right to receive such annual reports with respect to a Licensed Product shall terminate upon the earlier of (a) termination of this Agreement; or (b) submission of a BLA in each of the United States and Europe for such Licensed Product.

ARTICLE 5

FEES AND ROYALTIES

5.1Upfront License Fee. Omeros shall pay Xencor a non-refundable, non-creditable fee equal to US$5,000,000 within thirty (30) days after the Effective Date (the “Upfront License Fee”).

5.2Option Exercise Fee. On a Selected Fc Antibody-by-Selected Fc Antibody basis, Omeros shall pay to Xencor a non-creditable, non-refundable fee equal to US$3,000,000 (the “Option Fee”) upon provision of Exercise Notice for such Selected Fc Antibody. For clarity, no Option Fee shall be payable by Omeros with respect to the Option for Selected Fc Antibody 1, which shall be deemed exercised as of the Effective Date. The maximum amount payable by Omeros pursuant to this Section 5.2 is US$ [***], assuming that each of the Options for the [***] possible additional Selected Fc Antibody are exercised. If Omeros exercises the Option with

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

respect to more than one Selected Fc Antibody in a given Exercise Notice, Omeros shall pay the Option Fee with respect to each Selected Fc Antibody for which such Exercise Notice is provided.

5.3Milestones.

5.3.1Milestone Events. On a Licensed Product-by-Licensed Product basis, for each Licensed Product, Omeros shall notify Xencor following the first achievement of each of the milestone events set forth below (each, a “Milestone Event”) with respect to such Licensed Product (whether such Milestone Event is achieved by Omeros or any of its Affiliates or Sublicensees) as follows: (a) with respect to Milestone Events (i), (ii), (iii), and (iv), within fifteen (15) days following the first such achievement thereof; and (b) with respect to Milestone Events (v) and (vi), within forty five (45) days following the end of the Calendar Year in which the first such achievement thereof occurred. On a Licensed Product-by-Licensed Product basis, for each Licensed Product, Omeros shall pay the applicable amount set forth below associated with the achieved Milestone Event for such Licensed Product in accordance with Section 5.3.2 (each, a “Milestone Payment”):

Milestone Event	Milestone Payment
(i)Initiation of first Phase 2 Trial of such Licensed Product	US$[***]
(ii)Initiation of first Phase 3 Trial of such Licensed Product	US$[***]
(iii)Regulatory Approval of such Licensed Product in the U.S.	US$[***]
(iv)EU Regulatory Approval of such Licensed Product	US$[***]
(v)The first time that Total Royalty Bearing Net Sales of such Licensed Product in a Calendar Year exceed US$[***]	US$[***]
(vi)The first time that Total Royalty Bearing Net Sales of such Licensed Product in a Calendar Year exceed US$[***]	US$[***]

Each Milestone Payment shall accrue only upon achievement of the associated Milestone Event (or deemed achievement, pursuant to the following paragraph) and shall be non-refundable, non-creditable, and payable a maximum of one (1) time with respect to each Licensed Product, regardless of the number of times such Licensed Product achieves the applicable Milestone Event.

If Milestone Event (ii) is achieved with respect to a Licensed Product prior to the achievement of Milestone Event (i) with respect to such Licensed Product, then Milestone Event (i) will be deemed to have been achieved with respect to such Licensed Product upon such

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

achievement of Milestone Event (ii).

For clarity, the maximum amount payable by Omeros pursuant to this Section 5.3.1 is US$65,000,000 per Licensed Product, assuming that each Milestone Event in this Section 5.3.1 were achieved by such Licensed Product.

For further clarity, by way of example, if there are two (2) Licensed Products, the maximum amount payable by Omeros pursuant to this Section 5.3.1 would be US$130,000,000 for such two (2) Licensed Products in the aggregate, assuming that each Milestone Event in this Section 5.3.1 were achieved by each of such Licensed Products.

5.3.2Invoice and Payment of Milestone Payments. Following Xencor’s receipt of written notice following the first achievement of a Milestone Event pursuant to Section 5.3.1, Xencor shall invoice Omeros for the applicable Milestone Payment, and Omeros shall pay such Milestone Payment within thirty (30) days after receipt of such invoice.

5.4Sublicense Revenue. Omeros shall pay Xencor [***] percent ([***]%) of Sublicense Revenue. Such payments shall be made within thirty (30) days after Omeros or its Affiliates receive such Sublicense Revenue.

5.5Royalties. Subject to Section 5.6, Omeros shall pay to Xencor a royalty equal to [***] percent ([***]%) of Net Sales by Omeros, its Affiliates or Sublicensees. Royalties under this Section 5.5 shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the applicable Royalty Term for each Licensed Product in each country. Except as set forth in Section 5.6, in no event shall Omeros have the right to offset, credit or otherwise reduce any royalties payable under this Agreement.

5.6 Royalty Payment Reduction. On a Licensed Product-by-Licensed Product and country-by-country basis, if the sale of a Licensed Product in a country is not Covered by a Valid Claim in such country, then the royalties payable with respect to such sales of such Licensed Product in such country pursuant to Section 5.5 will be reduced by: (a) [***] percent ([***]%), if such Licensed Product is Covered by Xencor Know-How; or, alternatively (b) one hundred percent (100%) (i.e., no royalty shall be due on such sale), if such Licensed Product is not Covered by Xencor Know-How. For clarity, if the sale of a Licensed Product in a country is not Covered by a Valid Claim in such country at the time of such sale and, subsequent to such sale, a new Valid Claim arises that would have Covered such sale in such country, Omeros is not required to backpay additional royalties for the sale of such Licensed Product when no Valid Claim Covered such sale.

ARTICLE 6

PAYMENTS; BOOKS AND RECORDS

*  [***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

6.1Royalty Reports and Payments. Royalties shall be calculated and reported for each calendar quarter and shall be paid within forty-five (45) days after the end of each calendar quarter. Each payment shall be accompanied by a report of Net Sales by Omeros, its Affiliates and Sublicensees which shall include the gross sales, calculation of Net Sales (including deductions), a detailed breakdown of the Permitted Deductions, and the royalties payable using then current internal foreign currency translation methodology actually used on a consistent basis in preparing its audited financial statements.

6.2Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by Xencor. All amounts specified in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement (but excluding payments which are being disputed in good faith by Omeros), shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted by The Wall Street Journal (U.S., Western Edition), or its successor, on the first business day after such payment is due, plus an additional three (3) percentage points, calculated on the number of days such payment is delinquent. This Section 6.2 shall in no way limit any other remedies available to either Party.

6.3Currency Conversion. Amounts payable to Xencor based on sales in currencies other than U.S. dollars shall be converted to U.S. dollars on the basis of Omeros’ then current internal foreign currency translation methodology actually used on a consistent basis in preparing its audited financial statements.

6.4Tax. Either Party (a “Withholding Party”) may withhold from payments due to the other Party (a “Non-Withholding Party”) amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments, which shall be remitted in accordance with Law. The Withholding Party will provide to the Non-Withholding Party all relevant documents and correspondence, and will also provide to the Non-Withholding Party any other cooperation or assistance on a reasonable basis as may be necessary to enable the Non-Withholding Party to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Withholding Party will give proper evidence from time to time as to the payment of any such tax. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include the Withholding Party making payments from a single source in the U.S., where possible.

6.5Records; Audits. During the Term and for a period of three (3) years thereafter, Omeros shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Licensed Products in sufficient detail to permit Xencor to confirm the accuracy of all payments due hereunder. Xencor shall have the right to cause an independent, certified public accountant reasonably acceptable to Omeros to audit such records to confirm gross receipts, Net Sales and royalty payments for a period covering not more than the preceding three (3) calendar years. Such audits may be exercised no more than once per calendar year during normal business hours upon reasonable prior written notice to Omeros. No accounting period of Omeros shall be subject to audit more than one time by Xencor. Adjustments shall be made by the parties to reflect the results of such audit. Xencor shall bear the full cost of such audit unless such audit discloses an underpayment by Omeros of more than 5% of the amount of royalty payments due under this Agreement, in which case, Omeros shall bear the full cost of such audit and shall promptly remit to Xencor the amount of any underpayment, plus interest calculated in accordance with Section 6.2. If such audit discloses an overpayment by Omeros of the amount of royalty payments due under this Agreement, Xencor shall remit to Omeros the amount of any overpayment within thirty (30) days.

ARTICLE 7

CONFIDENTIALITY

7.1Confidential Information. Each Party (the “Receiving Party”) agrees that, during the Term and for five (5) years thereafter, such Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any confidential or proprietary information furnished to it by or on behalf of the other Party (the “Receiving Party”) in connection with Agreement (collectively, “Confidential Information”), except (a) as expressly authorized by this Agreement, (b) as permitted by Section 7.2 or Section 7.3, or (c) to those of its and its Affiliates’ respective employees, agents, consultants, subcontractors and other representatives (collectively, “Representatives”) who require access to such Confidential Information to accomplish the purposes of this Agreement, provided that such persons are under obligations of confidentiality and non-use of the Confidential Information at least as stringent as those set forth in this Article 7. The Receiving Party will use at least the same standard of care as it uses to protect its own confidential information, but no less than reasonable care, to ensure that its and its Affiliates’ employees, agents, consultants, subcontractors and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information. For the avoidance of doubt, the terms of this Agreement are deemed Confidential Information of each Party.

7.2Authorized Disclosures. The Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

7.2.1filing or prosecuting Patents as permitted by this Agreement;

7.2.2establishing or enforcing the Receiving Party’s rights under this Agreement;

7.2.3prosecuting or defending litigation as permitted by this Agreement;

7.2.4complying with a valid order of a court or other governmental body having jurisdiction or with applicable laws, rules and regulations; provided that the Receiving Party shall, except where impracticable or prohibited by law, give reasonable advance notice to the Disclosing Party of the required disclosure, and, at the Disclosing Party’s request and expense, cooperate with the Disclosing Party’s efforts to contest such required disclosure, to obtain a protective order preventing or limiting the disclosure or requiring that the Confidential Information so disclosed be used only for the purposes for which such disclosure is required, or to obtain other confidential treatment of the Confidential Information required to be disclosed. In any event, the Receiving

Party shall disclose only such Confidential Information as it is required by such order or applicable law, rule or regulation to disclose and shall only disclose such Confidential Information for the purpose and to the entity(ies) required by such order or applicable law, rule or regulation;

7.2.5in the case of Omeros, disclosure to actual or potential Sublicensees, provided, in each case, that any such Sublicensee has agreed in writing to be bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article 7, and that the Confidential Information so disclosed shall remain subject to this Article 7; or

7.2.6disclosure of (i) a redacted form of this Agreement and/or (ii) a written summary of the terms of this Agreement (in each case of clauses (i) and (ii), but not any other Confidential Information) to actual or potential Third Party investors, funding sources or acquirers in connection with due diligence or similar investigations by such Third Parties, and in confidential financing documents, provided, in each case, that: (a) any such Third Party agrees in writing to be bound by reasonable obligations of confidentiality and non-use at least as stringent as those set forth in this Article 7, (b) Omeros’ company name, corporate address and any other information that could reasonably identify Omeros as the licensee under this Agreement or as a user of the Xencor Technology will be redacted or omitted from any disclosure, and (c) the Confidential Information so disclosed shall remain subject to this Article 7.

7.3Exceptions. Notwithstanding the foregoing, Confidential Information of the Disclosing Party does not include:

(a)	information that is in the public domain at the time of disclosure hereunder or which subsequently comes within the public domain through no fault of or action by the Receiving Party;
(b)	information that is in the possession of the Receiving Party at the time of disclosure by the Disclosing Party hereunder, as evidenced by the Receiving Party’s prior written records;
(c)

information that is obtained, after the date hereof, by the Receiving Party from any third party that is lawfully in possession of such information and not in violation of any contractual or legal obligation with respect to such information; or

(d)

information that is independently developed by the Receiving Party, after the date hereof, without the aid, application, use of or reference to information provided by the Disclosing Party, in each such case as evidenced by written records.

7.4Press Release. Except as provided in this ARTICLE 7, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed). Once a press release or other public statement is approved in writing by both Parties, each Party may make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party.

7.5Security Filings. Each Party acknowledges and agrees that the other Party may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by applicable Laws, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by applicable Laws, such Party agrees to reasonably consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by any Securities Regulator or other Person as may be required by applicable Laws to make a disclosure of the terms of this Agreement in a filing or other submission as required by such Securities Regulator or such other Person, and such Party has: (a) provided copies of the disclosure to the other Party at least ten (10) Business Days in advance under the circumstances of such filing or other disclosure; (b) promptly notified the other Party in writing of such requirement and any respective timing constraints; and (c) given the other Party reasonable time under the circumstances from the date of provision of copies of such disclosure to comment upon and request confidential treatment for such disclosure, then such Party shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by the Securities Regulator or the other Person. Notwithstanding the foregoing, if a Party seeks to make a disclosure as required by a Securities Regulator or other Person as may be required by applicable Laws as set forth in this Section 7.5 and the other Party provides comments in accordance with this Section 7.5, the Party seeking to make such disclosure or its counsel, as the case may be, shall use good-faith efforts to incorporate such comments.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1Ownership. As between the Parties, Xencor shall at all times be and remain the sole and exclusive owner of any Xencor Technology.

8.2Prosecution and Maintenance. As between the Parties, Xencor shall have the sole right, but not the obligation, at Xencor’s expense, to control and manage the preparation, filing, prosecution (including interferences, reissue proceedings and reexaminations) and maintenance of all Xencor Patents.

8.3Enforcement. As between the Parties, Xencor shall have the sole right, but not the obligation to bring and control any action or proceeding with respect to infringement of any Xencor Patent.

ARTICLE 9

REPRESENTATIONS, WARRANTIES, AND COVENANTS

9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

9.1.1it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;

9.1.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

9.1.3this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with, breach or violate any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2Xencor Representations and Warranties. Xencor hereby represents and warrants to Omeros, as of the Effective Date, that:

9.2.1Xencor has not granted any right to any Third Party under or with respect to the Xencor Technology that would conflict with the licenses, options, and other rights granted or purported to be granted to Omeros hereunder;

9.2.2Xencor has a license to the MedImmune Patents as is necessary to grant the licenses to Omeros with respect to such Patents that Xencor purports to grant pursuant to this Agreement;

9.2.3Xencor is not a party to any legal action, suit or proceeding relating to the Xencor Patents;

9.2.4Xencor has not received written notice that: (a) the practice of the inventions claimed by the Xencor Patents infringes the patent or other intellectual property rights of a Third Party; or (b) any Xencor Patent is invalid or unenforceable;

9.2.5As of the Effective Date, Exhibit A reflects all the Patents Controlled by Xencor or its Affiliates that Cover any Fc Component in the Field; and

9.2.6Xencor is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable applicable law, rule or regulation outside the U.S., and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred or disqualified, in connection with activities relating to Licensed Product. In the event that Xencor becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person or entity providing services to Xencor, including Xencor itself and its Affiliates, which directly or indirectly relate to activities under this Agreement, Omeros shall be promptly notified in writing and Xencor shall cease using any such person to perform any services under this Agreement.

9.3Omeros Covenants. Omeros covenants to Xencor that:

9.3.1in the performance of its obligations and exercise of its rights under this Agreement, Omeros shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all applicable laws, rules and regulations; and

9.3.2Omeros is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable applicable law, rule or regulation outside the U.S.,

and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred or disqualified, in connection with activities relating to Licensed Product. In the event that Omeros becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person or entity providing services to Omeros, including Omeros itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, Xencor shall be promptly notified in writing and Omeros shall cease using any such person to perform any services under this Agreement.

9.4Disclaimer of Warranties. Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.5Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 7, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 9.5 shall not limit either party’s indemnification obligations under Article 10.

ARTICLE 10

INDEMNIFICATION

10.1Indemnification by Omeros. Omeros hereby agrees to defend, indemnify and hold harmless Xencor, its Affiliates and its and their respective officers, directors, employees, consultants and agents (the “Xencor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Xencor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of:

10.1.1the research, development, manufacture, use, handling, storage, sale or other disposition of any Selected Fc Antibody or Licensed Product by or on behalf of Omeros or any of its Affiliates or Sublicensees;

10.1.2the negligence or willful misconduct of any Omeros Indemnitee (defined below);

except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Xencor Indemnitee.

10.2Indemnification by Xencor. Xencor hereby agrees to defend, indemnify and hold harmless Omeros, its Affiliates and its and their respective officers, directors, employees,

consultants and agents (the “Omeros Indemnitees”) from and against any and all Losses to which any Omeros Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the gross negligence or willful misconduct of any Xencor Indemnitee, except to the extent such Losses result from the negligence or willful misconduct of any Omeros Indemnitee.

10.3Procedure. In the event a Party seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such party (the “Indemnified Party”) receives notice of the claim. The failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

10.4Insurance. Omeros, at its own expense, shall maintain product liability and other appropriate insurance in an amount consistent with industry standards during the Term. Omeros shall provide a certificate of insurance evidencing such coverage to Xencor upon request.

ARTICLE 11

TERM AND TERMINATION

11.1Term. The term of this Agreement shall commence on the Effective Date and continue with respect to each Licensed Product, including Fees and Royalties for each Licensed Product, until the expiration of the last Royalty Term, subject, in each case, to earlier termination pursuant to this ARTICLE 11 (the “Term”).

11.2Termination for Material Breach. A Party may terminate this Agreement for material breach of this Agreement by the other Party upon sixty days (or, in the case of non-payment breach, thirty (30) days) written notice specifying the nature of the breach, unless the breaching Party cures such breach within such sixty-day (or thirty-day, as applicable) period.

11.3Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within 60 days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either

Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process, then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under Law.

11.4Termination for Patent Challenge. Xencor shall have the right to terminate this Agreement upon written notice to Omeros if:

11.4.1Omeros or any of its Affiliates directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Xencor Patent; or

11.4.2any Sublicensee directly, or indirectly through any Third Party, commences any opposition proceeding, post-grant review, inter partes review or ex parte reexamination or Third Party submissions or submits observations with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Xencor Patent, and (A) Omeros does not cause such Sublicensee to withdraw such action or (B) Omeros does not terminate the sublicense agreement with such Sublicensee, in each case, within 10 days of Omeros receiving from Xencor written notice of any such action being taken by such Sublicensee. Notwithstanding the foregoing, Xencor shall have no such right to terminate this Agreement in the case of (I) any claim made by Omeros or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding brought by Xencor, its Affiliates or licensees for the Patents forming the basis for such claim; or (II) any lawsuit, reexamination proceeding or opposition brought by Omeros or any of its Affiliates or Sublicensees challenging the validity or enforceability of any Patent Controlled by Xencor that is not included in the Xencor Patents.

11.5Effects of Expiration or Termination.

11.5.1Upon termination of this Agreement by either Party, all rights and obligations of the Parties hereunder (including, without limitation, the license granted by Xencor to Omeros hereunder) shall terminate and be of no further force or effect.

11.5.2Upon expiration (but not earlier termination) of this Agreement, all licenses granted to Omeros hereunder that were in effect immediately prior to such expiration shall become fully-paid, royalty-free, irrevocable, and perpetual.

11.5.3Within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party (or destroy and certify destruction of) any and all Confidential Information of the other Party in its possession.

11.5.4Neither expiration nor termination shall relieve either Party of any liability (including any payment obligation) accruing prior to such expiration or termination. The obligations and rights of the parties under Sections 5.3.1, 6.5, 8.1, 9.4, 9.5, 11.5, and 11.6, and

ARTICLE 1, ARTICLE 7, ARTICLE 10 (except Section 10.4), and ARTICLE 12 of this Agreement shall survive expiration or termination of this Agreement.

11.6Damages, Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 12

MISCELLANEOUS

12.1Governing Law. The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive Laws of the State of New York, notwithstanding its conflicts of laws rules to the contrary.

12.2Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than nonperformance of payment obligations) to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, epidemics, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, fire, earthquakes, floods, or other acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder and will keep the other Party reasonably informed regarding the status of such circumstances and any efforts related to the cure thereof, and the implications for the resumption of performance of such Party’s obligations.

12.3No Implied Waivers; Rights Cumulative. No failure on the part of Xencor or Omeros to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at Law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.4Independent Contractors. It is expressly agreed that Xencor and Omeros will be independent contractors and that the relationship between Xencor and Omeros will not constitute a partnership, joint venture or agency. Xencor will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Omeros, without the prior written consent of Omeros, and Omeros will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Xencor, without the prior written consent of Xencor.

12.5Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Xencor, to:	Xencor, Inc. 111 West Lemon Avenue, 2nd floor Monrovia, California 91016 Attention: Chief Executive Officer
With a copy to:	Xencor, Inc. 111 West Lemon Avenue, 2nd floor Monrovia, California 91016 Attention: General Counsel
If to Omeros, to:	Omeros Corporation 201 Elliott Avenue West Seattle, Washington 98119 Attention: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non- Business Day, then on the next Business Day), (b) on the Business Day of receipt if sent by overnight courier, or (c) on the Business Day of receipt if sent by mail.

12.6Assignment. This Agreement shall not be assignable by either Party to any Third Party without the prior written consent of the other Party; except that each Party may assign this Agreement, without the need to obtain the other Party’s consent, (a) to an entity that acquires substantially all of the business or assets of such Party pertaining to this Agreement, in each case whether by merger, transfer of assets, purchase of all outstanding shares or otherwise, or (b) to an Affiliate of such Party, provided that, in the case of such an assignment to an Affiliate, the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and an assignment to an Affiliate will terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. Any assignment in contravention of the foregoing shall be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and assigns. Any assignment of this Agreement in contravention of this Section 12.6 shall be null and void.

12.7Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. If such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

12.9Entire Agreement. This Agreement (including any Exhibits and Schedules), contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, that Confidential Disclosure Agreement between the Parties dated as of April 26, 2019 (provided that all information disclosed or exchanged under such agreement will be treated as Confidential Information hereunder). This Agreement may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto. The Exhibits and Schedules attached hereto may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties hereto.

12.10Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates, (c) the word “shall” will be construed to have the same meaning and effect as the word “will”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

12.11Binding Effect, No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.12Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

12.13Headings. The captions to the Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[***] CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (A) IS NOT MATERIAL AND (B) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered in duplicate originals as of the Effective Date.

OMEROS CORPORATION		XENCOR, INC.

By:	/s/ Gregory A. Demopulos	By:	/s/ Bassil Dahiyat
Name:	Gregory A. Demopulos	Name:	Bassil Dahiyat
Title:	Chairman and CEO	Title:	President and CEO

Exhibits Omitted from Technology License Agreement

The following exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Omeros agrees to furnish a copy of such omitted exhibits to the Securities and Exchange Commission or its staff upon request.

Exhibit A – Xencor Patents

Exhibit B – Selected FC Antibody